UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2017 (February 2, 2017)

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Manhattanville Road, Suite 301 Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS.

The following information is being filed pursuant to Item 8.01 – Other Events of Form 8-K.

MBIA Inc. (the “Company”) and the International Swaps Dealers Association (“ISDA”) have received inquiries concerning the satisfaction by the Company’s MBIA Insurance Corporation subsidiary of its obligations under a financial guaranty insurance policy (the “Zohar II Policy”) that it had issued insuring certain notes (the “Zohar II Notes”) issued by Zohar II 2005-1, Limited (the “Zohar II Issuer”). The question posed to ISDA has been posted to its “All DC Requests” webpage, located at http://dc.isda.org/cds/mbia-insurance-corporation-2/ (visited on February 2, 2017). To answer such inquiries and to provide relevant information, the Company states as follows:

MBIA Insurance Corporation fully satisfied its insurance payment obligations under the Zohar II Policy on January 20, 2017, the stated maturity date of the Zohar II Notes (the “Maturity Date”). On the Maturity Date, MBIA Insurance Corporation owned certain Zohar II Notes (the “Assured Zohar II Notes”) previously owned by Assured Guaranty Corp. (“Assured”). Prior to the Maturity Date, MBIA Insurance Corporation’s wholly-owned subsidiary, MBIA UK (Holdings) Limited (“MBIA UK Holdings”), had sold its operating subsidiary, MBIA UK Insurance Limited (“MBIA UK”), to Assured (the “UK Sale”). In exchange for the stock of MBIA UK and a cash payment of $23 million to Assured, MBIA UK Holdings received the Assured Zohar II Notes. Subsequent to the UK Sale, and prior to the Maturity Date, MBIA UK Holdings transferred all the Assured Zohar II Notes to MBIA Insurance Corporation as a dividend. MBIA Insurance Corporation therefore owned, and was entitled to all amounts payable in respect of, the Assured Zohar II Notes on the Maturity Date.

MBIA Insurance Corporation satisfied the insurance claim of approximately $770 million under the Zohar II Policy as follows:

(a) approximately $60 million was paid by MBIA Insurance Corporation from its own resources;

(b) approximately $363 million was paid by MBIA Insurance Corporation from amounts received under the financing facility described in the 8-K filed by MBIA Inc. on January 10, 2017 (located on the Company’s website at http://investor.mbia.com/doc.aspx?IID=103405&DID=38988536); and

(c) approximately $347 million was satisfied as an offset of amounts payable to MBIA Insurance Corporation, in its capacity as the owner of the Assured Zohar II Notes that it had received as a dividend from MBIA UK Holdings, against amounts payable by MBIA Insurance Corporation under the Zohar II Policy in respect of the Assured Zohar II Notes. This offset was agreed to and deemed to be in satisfaction of the insurance claim due by MBIA Insurance Corporation under the Zohar II Policy pursuant to an agreement between MBIA Insurance Corporation and the trustee for the Zohar II Issuer. The offset arrangement was entered into solely as an administrative convenience. The above resulted in the satisfaction and discharge in full of all payment obligations owed by MBIA Insurance Corporation pursuant to the Zohar II Policy.

Forward-Looking Statements

The information contained in this Current Report should be read in conjunction with our filings made with the Securities and Exchange Commission. This report includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress, the possibility that MBIA Insurance Corporation will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National Public Finance Guarantee Corporation and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

By:	/s/ Ram D. Wertheim
Ram D. Wertheim Chief Legal Officer

Date: February 2, 2017